                                                                    EXHIBIT 10.2


          EMPLOYMENT AGREEMENT dated and effective as of July 1, 1998 (the "Agreement"), between IMAX CORPORATION, a corporation organized under the laws of Canada ("Imax"), and BRADLEY J. WECHSLER (the "Executive").

          WHEREAS, the Executive is currently the Chairman and Co-Chief Executive Officer of Imax and is employed pursuant to an Employment Agreement dated as of January 1, 1997, (the "1997 Agreement"); and

          WHEREAS, the Imax Board of Directors (the "Board") has approved revised terms of employment, effective July 1, 1998, on August 26, 1998; and

          WHEREAS, Imax wishes to enter into this Agreement to engage the Executive to continue to provide services to Imax, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1.   Employment.  (a)  Imax hereby employs the Executive, and the
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Executive hereby agrees to serve in accordance with the terms and conditions hereof.

          (b) The Executive's continued employment as Co-Chief Executive Officer under this Agreement shall commence effective July 1, 1998, and shall continue until June 30, 2001 (the "Employment Term").

          (c) During the Employment Term, the Executive shall perform such services with respect to Imax's business as may be reasonably requested from time to time by the Board and which are consistent with the Executive's status and the function performed by individuals holding a similar position with similarly situated companies, and agrees to act in accordance with the written instructions of the Board. It is anticipated that such services shall be performed primarily within the United States.

          (d) The Executive shall devote that portion of his business time that is necessary to perform the services reasonably required of him hereunder, which portion shall constitute a significant majority of his business time. The Executive agrees that during the Employment Term (i) he will use reasonable efforts to resolve any conflicting engagements and (ii) he will remain actively involved in Imax's business.
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                                      -2-


          (e) As compensation for the services to be performed by the Executive hereunder during the Employment Term, the Executive shall be entitled to receive a base salary ("Base Salary") of U.S. $500,000 per annum, payable no less
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frequently than monthly in accordance with Imax's payroll practices.

          (f) In addition to the Base Salary, the Executive shall be eligible to participate during the Employment Term in the annual incentive bonus plan adopted by the Board. The Executive shall be paid a bonus in respect of each of 1998, 1999, 2000 and the period January 1, 2001 to June 30, 2001 at a level of U.S. $605,000, U.S. $500,000, U.S. $500,000, and U.S. $250,000 (subject to adjustment as described below), respectively, (the "Standard"). Based on certain qualitative and quantitative measures determined by the CEO Advisors (as defined in Imax's Articles of Incorporation), for so long as Imax continues to have CEO Advisors, and the Compensation Committee (the "Committee") of the Board, as set forth below, the Committee shall determine the actual bonus paid, which shall be a multiple of the Standard ranging from 0.0x - 2.0 x, provided, however, that the multiple shall be at least 1.0x if Imax's reported earnings per share (EPS) for the year (excluding any extraordinary charges approved by the Board), or the six months ended June 30, 2001, as the case may be, meet the approved budget target (except that, if in the sole discretion of the Committee, the achievement EPS target was at the expense of, or to the material detriment of, other(s) of the qualitative and quantitative measures set forth below, then such minimum shall not apply).

          Among the various factors the Committee shall consider in determining the bonus to be paid for 1998, and, subject to amendment from year to year by the Committee, after good faith consultation with the Executive, for 1999, 2000 and 2001, are: (i) the actual financial performance of Imax versus the approved budget for EBITDA, EPS, revenue growth, and/or other financial targets; and
(ii) the Committee shall also take into account other qualitative factors including (in no order of importance): (A) progress in theater signings, (B) development of an enhanced management team, (C) improved performance of the Ridefilm division (for 1998 only), (D) further advancement of Imax's film strategy, (E) progress in "owned and operated" strategy (this factor to have diminishing weighting beyond 1998, as Imax's "owned and operated" emphasis refocuses on theatre joint ventures with conventional cinema operators), (F) brand development, (G) continued growth of the business, and (H) other performance related issues including, but not limited to, other goals established in the budget process approved by the Board.

          The bonus for 1998, 1999 and 2000 shall be paid within 50 days of the applicable year-end, and for the period January 1, 2001 to June 30, 2001 within 50 days of June 30, 2001.
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                                      -3-

          (g) Pursuant to the 1997 Agreement, at the beginning of each of 1997 and 1998, Imax granted the Executive the right to receive 30,000 common shares (on a post-split basis) of Imax (the "Restricted Stock"), or, if such Restricted Stock may not be issued without shareholder approval, the 1997 Agreement provided it shall be issued as "phantom stock". The Executive has the right to request the Restricted Stock granted on January 1, 1997 and January 1, 1998 be issued to him (or, if "phantom stock" is utilized, have payment made to him in an amount equal to the fair market value of such number of common shares of Imax on the date of such request), at any time after January 1, 1998 and January 1, 1999, respectively. It is hereby agreed that one half (i.e. 15,000) of such Restricted Stock / "phantom stock" for 1998 shall be cancelled forthwith, and that the Executive shall continue to have the right to the 30,000 Restricted Stock / "phantom stock" that have vested, and the remaining 15,000 Restricted Stock / "phantom stock" that shall vest on January 1, 1999. The Restricted Stock / "phantom stock" shall be adjusted for stock splits and other similar events. Imax agrees to indemnify the Executive, on an after-tax basis, for any income taxes imposed by any taxing authority and resulting from any taxable benefits to the Executive with respect to the Restricted Stock / "phantom stock" which arises prior to the date of any such request (it being understood that this indemnity relates to the timing of the payment of such taxes and not the ultimate tax payable). Any request for payment with respect to "phantom stock" must be made on or before December 31, 2009, after which date such "phantom stock" shall lapse. The provisions of this Section 1(g) shall survive any termination of this Agreement.

          (h)  Stock Options - Grant & Vesting.   The Executive has been granted
               --------------------------------
effective August 26, 1998, in accordance with the terms of the Imax Stock Option Plan (the "SOP"), 378,000 options to purchase common shares, and effective January 1, 1999 shall be granted a further 400,000 options, as follows:

Number of Options         Grant Date        Exercise Price       Vesting Date
-----------------     ------------------   ----------------    ----------------
   111,333              August 26, 1998         $22.38          August 26, 1998
   100,000              August 26, 1998         $22.38          January 1, 1999
   166,667*             August 26, 1998         $22.38          January 1, 1999
   266,667*             January 1, 2000   to be determined      January 1, 2000
   133,333*             January 1, 2000   to be determined      January 1, 2001
   --------
   778,000

* These options are subject to Imax obtaining any required regulatory and shareholder approvals.

The exercise price of all options granted on August 26, 1998 in accordance with the SOP is U.S. $22.38, and all such options shall expire on August 25, 2008. The exercise price of all options to be granted on January 1, 2000 shall be determined in accordance with the
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                                      -4-

SOP, and all such options shall expire on December 31, 2009. Should any required regulatory or shareholder approvals with respect to the granting of the 566,667 options subject thereto not be obtained by Imax, Imax shall make such adjustments to the Executive's compensation hereunder as will put the Executive in the same after-tax financial position as he would have been if such approvals had been received. The provisions of this Section 1(h) shall survive any termination of this Agreement.

          All of the Executive's stock options shall be adjusted for stock splits and other similar events after the effective date hereof and shall contain other terms no less favorable to the Executive than the management stock options of Imax's other senior level executives.

          Resignation / Termination.   If the Executive shall voluntarily resign
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prior to the end of the Employment Term, (i) all unvested options (including those granted pursuant to previous employment agreements between Imax and the Executive) shall be cancelled immediately upon such resignation, and (ii) all vested options shall remain exercisable for the duration of their original term.

          If (i) the employment of the Executive is not continued after the end of the Employment Term, (ii) the Executive is terminated by Imax without "Cause" (as defined below), or (iii) the Executive suffers a "Permanent Disability" (as defined in the SOP), or dies: all options granted on or before August 26, 1998 shall remain exercisable for the duration of their original term.

          Change of Control.    Upon a "change of control" of Imax (i.e. any
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person or persons acting in concert acquiring greater than 50% of the outstanding common shares of Imax, whether by direct or indirect acquisition or as a result of a merger or reorganization), the vesting of the options granted on August 26, 1998 and/or January 1, 1999 shall be accelerated as follows:

 Change of Control Period                       % of Options Subject to Accelerated Vesting
 ------------------------                       -------------------------------------------
 On or Prior to December 31, 1998               12.5% of options scheduled to vest on January 1, 1999
 January 1, 1999 to June 30, 1999               25% of options scheduled to vest on January 1, 2000 *
 July 1, 1999 to December 31, 1999              50% of options scheduled to vest on January 1, 2000 *
 January 1, 2000 to June 30, 2000               25% of options scheduled to vest on January 1, 2001
 July 1, 2000 to December 31, 2000              50% of options scheduled to vest on January 1, 2001

* If a "change of control" occurs prior to the grant of such options on January 1, 2000, stock appreciation rights ("SARs") equivalent in number to the options subject to accelerated vesting shall be granted, with a reference price of U.S. $22.38, and an expiry date of December 31, 2009. The SARs shall be treated, in connection with a "change of
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                                      -5-

control", in the same manner as if they were options (i.e. a cash offer for all shares and options would trigger a payout of the SARs; a "rollover" of options would result in the continuation of the SARs, reflecting the relevant exchange ratio and with reference to the price of the substituted shares).

          Miscellaneous.   If the Executive is terminated with "Cause", the
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Executive's unvested options (including those granted pursuant to previous employment agreements between Imax and the Executive) shall be cancelled immediately, and all of the Executive's vested options must be exercised within 90 days of termination, after which date they shall be cancelled. "Cause" for purposes of this Section 1(g) only means any willful and material violation by the Executive of any law or regulation applicable to the business of Imax or one of its subsidiaries, or the Executive's conviction of a felony, or any willful perpetration by the Executive of a common law fraud. Imax's remedy for a "breach of restrictive covenants" shall be the specific enforcement thereof, and not the application of Section 14 of the SOP; and Imax shall be entitled to seek any other legal and equitable remedies it may have against the Executive. In the event of any conflict between the provisions of this Agreement and the provisions of the SOP, the provisions of this Agreement shall prevail.

     (i) The Executive shall, during the Employment Term, be eligible to receive employee benefits at a level not less than those established by Imax for, or made available to, its other key employees.

     (j) Imax agrees to reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the performance of his obligations under this Agreement for which documentation reasonably satisfactory to Imax is provided, including expenses relating to the Executive's travel to, and performance of duties in, Toronto, Canada.

     (k) Any amounts payable to the Executive under this Agreement shall be subject to applicable withholding taxes, and such other deductions as may be required under applicable law.

     2.   Restrictions on Competitive Employment.    During the term of the
          ---------------------------------------
Executive's employment hereunder, absent Imax's prior written approval, the Executive shall not (as principal, agent, employee, consultant or otherwise), directly or indirectly, engage in activities with, or render services to, any business engaged or about to become engaged in the business of producing or distributing projection and sound systems or films for large screen theaters or designing or supplying motion simulation theaters or producing or distributing films for movie rides (collectively, "Competitive Business"); provided, however,
                                      --------------------    --------  -------
that, notwithstanding the foregoing, the Executive may
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                                      -6-

(i) have equity interests in companies engaged in a Competitive Business so long as he is not employed by and does not consult with such companies in areas related to the Competitive Business, (ii) render consulting services to or be employed by a company engaged in a Competitive Business so long as he is not employed in, or rendering services related to, the Competitive Business of such company or (iii) perform usual investment banking services for a company engaged in a Competitive Business.

     3.   Confidentiality.  The Executive covenants and agrees with Imax that he
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will not at any time, except in performance of his obligations to Imax hereunder or with the prior written consent of Imax, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Imax or any of its subsidiaries. The term "confidential information" includes information not previously disclosed to the public or to the trade by Imax's management, or otherwise in the public domain, with respect to Imax's or any of its subsidiaries' products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which Imax operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 3 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under the subpoena or other process of law.

     4.   Assignment.  Neither this Agreement nor any right, interest or
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obligation hereunder shall be assignable by the Executive without the prior written consent of Imax. Neither this Agreement nor any right, interest or obligation hereunder shall be assignable by Imax without the prior written consent of the Executive, except that Imax may assign this Agreement or any such right, interest or obligation to an affiliate of Imax without consent of the Executive; provided, however, that no such assignment shall relieve Imax of any
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of its obligations hereunder.

     5.   Indemnification.  (a)  Imax shall hold the Executive harmless and
          ----------------
indemnify the Executive, to the fullest extent permitted by applicable law, against any and all liabilities (and all expenses related thereto) incurred by the Executive as a result of, or in connection with, the services provided under this Agreement; provided, however, that such indemnification shall not apply
                --------  -------
with respect to any action taken by the Executive that (i) is contrary to the written instructions of the Board or (ii) constitutes gross negligence or willful misconduct. Imax shall maintain a director and officer's liability insurance policy covering the Executive and containing customary terms and conditions.

     (b) Imax shall hold the Executive harmless and indemnify the Executive, on an after-tax basis, against the amount of any income taxes imposed by Revenue Canada, the United States Federal government or any state or local taxing authority in Canada or the United States (collectively, "Taxes") with respect to any amounts payable to the Executive under Section 1 of this Agreement, to the extent such Taxes exceed the amount of Taxes that would have been imposed on such amounts had all of the services performed by the Executive under this Agreement been performed within the United States. Imax shall hold the Executive harmless and indemnify the Executive, on an after-tax basis, against the amount of any penalties or interest that are imposed on the Executive by Revenue Canada, the United States Federal government or any state or local taxing authority in Canada or the United States as a result of Imax's failure to properly withhold any tax with respect to any amounts payable to the Executive under Section 1 of this Agreement, to the extent such penalties or interest are not attributable to the failure of the Executive to file any required tax returns or pay any required taxes or any other willful act or omission of the Executive.

     6.   Binding Effect.  This Agreement shall inure to the benefit of, and be
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binding upon, the parties hereto, any successors to or permitted assigns of the parties hereto.

     7.   Notices.  Any notice required or permitted to be given under this
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Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, to the parties at the following address (or to such other address or addresses as either party shall have designated in writing to the other party hereto:)


     (a)  if to Imax:

          2525 Speakman Drive
          Mississauga, Ontario, Canada
          L5K 1B1
          Attention: General Counsel


     (b)  if to the Executive:

          784 Park Avenue, Apt 7B
          New York, NY, 10028
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                                      -8-


          8.   Severability; Waiver.  If any provision of this Agreement shall
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be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. Failure to insist upon strict compliance with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          9.   Injunctive Relief.  Without intending to limit the remedies
               ------------------
available to Imax or the Executive, as the case may be, in the event of a breach or threatened breach of any of the covenants contained in this Agreement, Imax or the Executive, as the case my be, shall be entitled to seek such injunctive relief as may be required specifically to enforce any such covenant.

          10.  Miscellaneous. This Agreement constitutes the entire agreement of
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the parties with respect to the subject matter hereof and, from the effective date hereof, supersedes and terminates all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Notwithstanding the preceding sentence, nothing in this Agreement shall abrogate the Executive's entitlement to (i) the 45,000 (post-split) Restricted Stock / "phantom stock" granted pursuant to Section 1(g) of the 1997 Agreement, as reduced from 60,000 (post-split) pursuant to Section 1(g) of this Agreement,
(ii) the 40,000 options (for 80,000 post-split shares) granted January 2, 1997 and the 80,000 options (for 80,000 post-split shares) granted January 2, 1998, or (iii) the Special Bonus (as defined in Section 1(g) of the Employment Agreement between Imax and the Executive dated as of March 1, 1994) payable after a sale of Imax or upon the exercise of the Executive's liquidation rights. Further, for so long as the Executive is the Co-CEO, Imax shall continue to use its best efforts to cause the Executive to be elected to the Board and, for so long as Imax continues to have CEO Advisors, to the designation as a CEO Advisor under Imax's by-laws, provided that nothing in this sentence shall abrogate any rights the Executive may have pursuant to any other agreement. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.  Governing Law. This Agreement shall be governed by and construed
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in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without regard to principles of conflicts of laws.

          IN WITNESS WHEREOF, Imax and the Executive have duly executed and delivered this Agreement, as of the day and year first above written, on this 3rd day of November, 1998.

                         IMAX CORPORATION


                         By:   /s/ Garth M. Girvan
                               ---------------------

                              Garth M. Girvan
                              Director



                         By:  /s/ John M. Davison
                              ---------------------

                              John M. Davison
                              Executive Vice President, Operations
                              and Chief Financial Officer


                         EXECUTIVE


                         /s/ Bradley J. Wechsler
                         -------------------------

                         BRADLEY J. WECHSLER